October 15, 2010

State Street Bank and Trust Company
Lafayette Corporate Center
2 Avenue de Lafayette
Boston, MA  02111
Attention: Richard W. Stowe, Vice President

            Re: AllianceBernstein Cap Fund, Inc. (the "Fund")

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as AllianceBernstein International Discovery Equity Portfolio, respectively (the "Portfolio").

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of August 3, 2009 by and among each management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the aforementioned Portfolio under the terms of the aforementioned contract. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the aforementioned contract.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                   Sincerely,

                              ALLIANCEBERNSTEIN CAP FUND, INC.
                                          on behalf of:
                                   AllianceBernstein International Discovery
                                          Equity Portfolio


                                   By: _________________________________________
                                   Name:  Stephen J. Laffey
                                   Title: Assistant Secretary, Duly Authorized


Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:    _____________________________
Name:  _____________________________
Title: _____________________________

Effective Date: October 15, 2010